Exhibit 99.5 Schedule II Valuation and Qualifying Accounts

                        Aztek Technologies Inc.

            Beginning of  Costs and     Charges to              Balance at end
Description   Period       Expenses    Other Accounts  Deductions    Of Period
Allowance
  for
Doubtful
Accounts       0            0           0              0             0
